FOR RELEASE NOVEMBER 14, 2005
Contact:	Lawrence Pemble Judy Zakreski Chindex International, Inc. (301) 215-7777

CHINDEX INTERNATIONAL, INC.
ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS
ENDED SEPTEMBER 30, 2005
Hospital and Equipment Divisions Report Profitable Operations
Distribution Division To Be Discontinued By Year End

BETHESDA, MARYLAND – November 14, 2005 - Chindex International, Inc. (NASDAQ: CHDX), an independent American provider of Western healthcare products and medical services in the People’s Republic of China, today announced results for the quarter ended September 30, 2005. The Company will report an 8% decrease in consolidated revenue over the same quarter of the prior fiscal year and an after-tax loss. The Medical Capital Equipment and Healthcare Services divisions both reported profitable operations while the Healthcare Products Distribution division reported a loss for the quarter and operations in this division are expected to be discontinued by year end.

Revenue for the quarter ended September 30, 2005 was $25.4 million with a loss from operations of $725,000 and a net loss of $717,000 or a loss per share of $0.11. This compares to revenue of $27.6 million with a loss from operations of $10,000 and a net loss of $89,000, or a loss per share of $0.02, for the quarter ended September 30, 2004.

Revenue for the six months ended September 30, 2005 was $50.6 million with a loss from operations of $2.2 million and a net loss of $2.1 million, or a loss per share of $0.32. This compares to revenue of $54.2 million with income from operations of $492,000 and net income of $155,000, or earnings per share of $0.03, for the six months ended September 30, 2004.

Roberta Lipson, President and CEO of Chindex commented from the Company’s offices in Beijing: “During the recent quarter we continued to experience revenue growth in the Healthcare Services segment of 67%, as compared to the prior year period. We continue to experience significant challenges in both Medical Capital Equipment, which reported a 23% decrease in revenue over the prior year period, and Healthcare Products Distribution, which reported a decrease of 29% over the prior year period. While we reported a loss for the period, our results were significantly improved over the first quarter of this fiscal year.

“In the Healthcare Services segment we are very pleased to see that the United Family Hospital network has returned to profitability on a consolidated basis this quarter based on the revenue growth system-wide. Growth continues in both the Beijing and Shanghai markets and we expect continued profitability from this division. We recently announced a long-term financing package with the International Finance Corporation of the World Bank for approximately $8 million which is now providing us with capital funding for expansion projects throughout the United Family Hospital network as well as restructuring our balance sheet debt structure along more traditional developing hospital lines. In addition, we have received formal accreditation from the Joint Commission International of our United Family Hospital network operations in Beijing. This is a strong industry affirmation of our quality standard at United Family Hospitals which is the hallmark of our brand value. We are the first hospital network in Asia to receive this accreditation.

“In the Medical Capital Equipment segment we are experiencing several unexpected factors which have impacted our results so far this year. These include lackluster sales in certain product categories due to maturing product life cycle issues, increased competition in certain mid-tier product markets, delays due to product registrations in other product categories and a general slow down in the growth rate of the market for imported medical devices in China. In addition, we continued to experience delays in shipments of equipment sold under government backed financing programs as well as delays in opening of letters of credit by purchasers. Although we cannot predict when the alleviation of these factors will result in increased sales, we do expect these circumstances to be temporary. Meanwhile we continue to focus on cost containment and prepare for several new planned product releases. We have experienced such down periods in the capital equipment business before in China. We believe there is basically no change to the underlying demand for the products and services we provide to the Chinese hospital markets.

“In the Healthcare Products Distribution division we reported a loss on operations for the quarter. Our search for a strategic partner/investor for the retail pharmacy business unit has thus far not been successful. We have received various proposals for the sale of the retail pharmacy business unit. We expect to either accept the terms of a sale or instruct that the retail pharmacy business unit be shut down by November 30, 2005. In either scenario we expect the transition to be substantially completed by December 31, 2005 and the retail pharmacy business unit to be discontinued from our operations during the third quarter. We intend to retain a logistics capability to service the distribution needs of our continuing operations.”

Chindex is an American healthcare company supplying both medical equipment and healthcare services to the Chinese marketplace, including Hong Kong. It sells medical equipment produced by a number of major multinational companies including Siemens AG as its exclusive distribution partner for the sales and servicing of color doppler ultrasound systems. It also arranges financing packages for the supply of medical equipment to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. It provides healthcare services through the operations of its network of private primary care hospitals and affiliated ambulatory clinics in China. With twenty-four years of experience, over 1,000 employees, and operations in the United States, China and Hong Kong, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Some of the information in this press release may contain statements regarding future expectations, plans, prospects for performance of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company cannot guarantee future results, levels of activity, performance or achievements. The numbers discussed in this press release also involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described by such statements: our ability to manage our growth and maintain adequate controls, our ability to obtain additional financing, the loss of services of key personnel, general market conditions including inflation or foreign currency fluctuations, our dependence on relationships with suppliers, the timing of our revenues and fluctuations in financial performance, the availability to our customers of third-party financings, product liability claims and product recalls, competition, hiring and retaining qualified sales and service personnel, management of inventory, relations with foreign trade corporations, dependence on sub-distributors and dealers, completion and opening of healthcare facilities, attracting and retaining qualified physicians and other hospital personnel, regulatory compliance, the cost of malpractice, our dependence on our information systems, the economic policies of the Chinese government, the newness and undeveloped nature of the Chinese legal system, the regulation of the conversion of Chinese currency, future epidemics in China such as SARS or Avian Flu, the control over our operation by insiders, continuity of relationships and variability of financial margins with existing suppliers, our liquidity and availability of capital resources to meet cash requirements, including capital expenditures, bid and performance bonds, uncertainty about the final disposition of the Healthcare Products Distribution segment, and those other factors contained in the section titled “Risk Factors” as set forth in the Company’s Registration Statement (File No. 333-114996) filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. The forward-looking statements and numbers contained herein represent the judgment of the Company, as of the date of this press release, and the Company disclaims any intent or obligation to update such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances on which such statements are based.

# # # #
Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(thousands except share and per share data)
(Unaudited)

	Three-months ended		Six-months ended
	September 30,		September 30,
	2005	2004	2005	2004
Product sales	$16,923	$22,490	$34,264	$43,368
Healthcare services revenue	8,473	5,065	16,369	10,862

Total revenue	25,396	27,555	50,633	54,230
Cost and expenses
Product sales costs	12,919	17,977	27,121	34,875
Healthcare services costs	7,666	5,150	15,408	10,046
Selling and marketing expenses	3,376	2,839	6,329	5,665
General and administrative expenses	2,160	1,599	4,013	3,152

(Loss) income from operations	(725)	(10)	(2,238)	492
Other (expenses) and income
Interest expense	(99)	(30)	(193)	(72)
Interest income	31	18	67	33
Foreign exchange gain (loss)	362	(13)	331	(30)
Miscellaneous income (expense) – net	27	(5)	81	(34)

(Loss) income before income taxes	(404)	(40)	(1,952)	389
Provision for income taxes	(313)	(49)	(128)	(234)

Net (loss) income	$(717)	$(89)	$(2,080)	$155

Net (loss) income per common share — basic	$(.11)	$(.02)	$(.32)	$.03

Weighted average shares outstanding — basic	6,514,244	5,346,720	6,508,903	5,172,274

Net (loss) income per common share – diluted	$(.11)	$(.02)	$(.32)	$.03

Weighted average shares outstanding – diluted	6,514,244	5,346,720	6,508,903	5,875,007

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(thousands except share data)

(Unaudited)

	September 30, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$5,665	$8,173
Trade accounts receivable, less allowance for doubtful accounts of $2,205 and $1,851, respectively
Equipment sales receivables	10,394	13,120
Patient service receivables	3,888	2,706
Inventories, net	14,179	10,856
Deferred income tax	56	222
Other current assets	2,655	2,034

Total current assets	36,837	37,111
Property and equipment, net	18,484	17,620
Long-term deferred income taxes	2,143	1,780
Other assets	711	777

Total assets	$58,175	$57,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,161	$26,420
Short-term portion of capitalized leases	119	189
Short-term debt and vendor financing	3,800	2,839
Income taxes payable	86	4

Total current liabilities	31,166	29,452
Long-term portion of capitalized leases	110	124
Long-term debt and vendor financing	3,919	2,749

Total liabilities	35,195	32,325

Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	0	0
Common stock, $.01 par value, 13,600,000 shares authorized, including 1,600,000 designated Class B:
Common stock – 5,750,209 and 5,728,443 shares issued and outstanding at September	57	57
30, 2005 and March 31, 2005, respectively
Class B stock – 775,000 shares issued and outstanding at September 30, 2005 and	8	8
March 31, 2005
Additional paid in capital	35,929	35,884
Accumulated other comprehensive income	69	17
Accumulated deficit	(13,083)	(11,003)

Total stockholders’ equity	22,980	24,963

Total liabilities and stockholders’ equity	$58,175	$57,288

SEGMENT INFORMATION

The Company has three reportable segments: Medical Capital Equipment, Healthcare Services and Healthcare Products Distribution. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on the Company’s investment portfolio. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:”

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of September 30, 2005:
Assets	$24,701,000	$23,435,000	$10,039,000	$58,175,000
For the quarter ended September 30, 2005:

Sales and service revenue	$11,322,000	$8,473,000	$5,601,000	$25,396,000
Gross Profit	3,635,000	n/a	368,000	n/a
Gross Profit %	32%	n/a	7%	n/a
Income (loss) from operations	$316,000	$373,000	$(1,414,000)	$(725,000)
Other income net				321,000

Loss before income taxes				$(404,000)

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of March 31, 2005:
Assets	$22,698,000	$20,878,000	$13,712,000	$57,288,000
For the quarter ended September 30, 2004:

Sales and service revenue	$14,630,000	$5,065,000	$7,860,000	$27,555,000
Gross Profit	3,772,000	n/a	740,000	n/a
Gross Profit %	26%	n/a	9%	n/a
Income (loss) from operations	$989,000	$(272,000)	$(727,000)	$(10,000)
Other (expense) net				(30,000)

Loss before income taxes				$(40,000)

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of September 30, 2005:
Assets	$24,701,000	$23,435,000	$10,039,000	$58,175,000
For the six-months ended September 30, 2005:

Sales and service revenue	$20,890,000	$16,369,000	$13,374,000	$50,633,000
Gross Profit	6,111,000	n/a	1,032,000	n/a
Gross Profit %	29%	n/a	8%	n/a
(Loss) income from operations	$(255,000)	$148,000	$(2,131,000)	$(2,238,000)
Other income net				286,000

Loss before income taxes				$(1,952,000)

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of March 31, 2005:
Assets	$22,698,000	$20,878,000	$13,712,000	$57,288,000
For the six-months ended September 30, 2004:

Sales and service revenue	$24,931,000	$10,862,000	$18,437,000	$54,230,000
Gross Profit	6,700,000	n/a	1,792,000	n/a
Gross Profit %	27%	n/a	10%	n/a
Income (loss) from operations	$1,125,000	$392,000	$(1,025,000)	$492,000
Other (expense) net				(103,000)

Income before income taxes				$389,000